Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2015

DORADO, PUERTO RICO / ACCESSWIRE / March 17, 2015 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues for the three months ended January 31, 2015 were $5.9 million, a decrease of approximately $1.1 million, or 16%, when compared to the same period last year. This decline is mainly attributable to a $1.5 and $0.3 million revenue decrease in the United States and Europe consulting markets, respectively, offset by a gain in the Puerto Rico consulting business of approximately $0.7 million, of which $0.4 million are attributable to projects in Latin America that are managed from Puerto Rico. Other Company divisions sustained minor revenue gains/losses or remained constant, when compared to the same period last year.

During the three months ended January 31, 2015, business development and operational support expenses were streamlined on those divisions that had a decline on revenues as compared to the same period last year. As a result selling, general and administrative expenses were approximately $1.4 million, a net decrease in expenses of approximately $0.2 million, when compared to the same period last year.

Net income for three months ended January 31, 2015 was approximately $0.3 million, a decrease of $0.4 million when compared with the same period last year. Our net income variance, when compared to the same period last year, is mainly attributable to the decline in revenue, offset by a reduction of business development and operational support expenses, and the effect of the effective income tax rates (including Puerto Rico favorable tax grants) over income before tax.

For the three months ended January 31, 2015, earnings per common share, basic and diluted, were $0.013 and $0.012, respectively, a decrease of $0.016 for both, when compared to the same period last year. The decrease is mainly attributable to the decrease in net income.

“We remain confident in the strategic direction we are pursuing for our integrated services model, as we continue numerous initiatives to drive business development across our services mix,” said Victor Sanchez, CEO of Pharma-Bio Serv. “The projects in Latin America managed from Puerto Rico, the ongoing development of our new Puerto Rico-based Calibrations Division, which will provide lab and field calibration and metrology services, and our retention of T.R. Winston, an investment advisory firm, are just some of our recent strategies taken to reinvigorate growth,” he added.

About Pharma-Bio Serv Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include information technology consulting through our "Integratek" consulting practice, and "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes more than 300 leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2014, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:
Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631 703 4900